CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM



As independent public accountants, we hereby consent to the use of our reports dated December 17, 2004, for the Corbin Small-Cap Value Fund and December 20, 2004, for the Dreman Contrarian Small Cap Value Fund and to all references to our firm included in or made a part of this Unified Series Trust's Registration Statement on Form N-14, including the references to our firm under the headings "Financial Highlights" and "Independent Accountants" in the Combined Prospectus/Proxy Statement.


/s/ Cohen McCurdy

Cohen McCurdy, Ltd.
Westlake, Ohio
April 8, 2005